EXHIBIT 10.1

Magic Software to Announce uniPaaS Support of Mobile Computing At Gartner's Web Innovation Summit

Magic Software's VP Corporate Strategy to Present 'Business Application Portfolio Survival in Web 2.0: The Platform Choice' At the Event On Tuesday, September 16

OR-YEHUDA, Israel, Sept. 11, 2008 (GLOBE NEWSWIRE) -- Magic Software Enterprises Ltd. (Nasdaq:MGIC), a provider of application platforms, and business and process integration solutions, announces the support of uniPaaS, its revolutionary application platform, for Microsoft's Windows Mobile operated devices. uniPaaS is the industry's first Rich Internet Application (RIA) and Software-as-a-Service (SaaS) platform to feature a single development paradigm that automatically handles the Client and Server partitioning. uniPaaS can also deploy in multiple modes -- on-premise as well as on-demand. uniPaaS lets Magic application owners and ISVs extend their service and product offerings to include RIA and SaaS deployment, while significantly lowering the application maintenance and delivery costs.

As part of the uniPaaS launch campaign, Magic Software will participate as a Platinum sponsor at the forthcoming Gartner Web Innovation Summit, the meeting place for Web 2.0 innovation, SaaS and Cloud Computing. Magic Software will present uniPaaS at the Solution Showcase, and also deliver a session at the summit about Business Application Portfolio Survival in Web 2.0: The Platform Choice.

uniPaaS is targeted at the Business Applications market, and provides the same rich user experience that customers have come to expect from desktop applications for virtually any type of device used to access business applications -- Desktop, Web-based, and now Mobile devices. Given some limitations of Windows Mobile compared to the Desktop Windows editions, Magic Software will release a tailored version of the uniPaaS RIA Client supporting Windows Mobile 6 and upwards, which would be deployed automatically based on the Client device type.

"We are very pleased with the recent coverage that our application platform technology has received from leading industry analysts and the professional media," said Regev Yativ, President and CEO of Magic Software Americas Operations. "uniPaaS brings web innovation and Cloud Computing state-of-the-art technology to a market that still needs to deal with traditional platforms and applications. It provides our customers with the power to choose the Client and Server technology and deployment mode they want with virtually no limitations."

"We have been using Magic Software's application platform to provide software for managing and disbursing inventoried items for over two decades," said Bill Woo, CEO of San-Diego based Dove Tree Canyon Software, who will present his company's platform strategy at the Web Innovation event. "The key benefit for us was the smooth technology transition that Magic Software gave us throughout those years, carrying our line of business competence from stand-alone or networked desktops to Client-Server and later to the web, and now to web 2.0 and to the mobile devices world. We do not know of any other application platform that delivered such benefits and support, across such diverse technologies."

Magic Software's uniPaaS will be presented and demonstrated at Gartner's Web Innovation Summit: Profiting from Web 2.0, SaaS and Cloud Computing, 15-17 September 2008 at Hyatt Regency Century Plaza, Los Angeles, CA, USA: http://www.gartner.com/it/page.jsp?id=648611.

To learn more about uniPaaS, schedule a meeting already now at: http://www.magicsoftware.com/3005-en/Magic.aspx.

For additional Magic Software events, please visit: http://www.magicsoftware.com/58-en/Magic.aspx.

About Gartner Web Innovation Summit

The Gartner Web Innovation Summit: Profiting from Web 2.0, SaaS and Cloud Computing is focused on the next generation of Web technologies, including Web 2.0 and cloud computing and will cover future trends and innovations, best practices, vendor and product selections, tutorials, and tactical decision frameworks. For complete event details, please visit the Gartner Web Innovation Summit Web site at http://www.gartner.com/it/page.jsp?id=648611.

About Magic Software

Magic Software Enterprises Ltd. (Nasdaq:MGIC) is a leading provider of multiple-mode application platform solutions -- including Full Client, Rich Internet Applications (RIA) or Software-as-a-Service (SaaS) modes -- and business and process integration solutions. Magic Software has offices in 10 countries and a presence in over 50, as well as a global network of ISV's, system integrators, value-added distributors and resellers, and consulting and OEM partners. The company's award-winning code-free solutions give partners and customers the power to leverage existing IT resources, enhance business agility and focus on core business priorities. Magic Software's technological approach, product roadmap and corporate strategy are recognized by leading industry analysts. Magic Software has partnerships with global IT leaders including SAP AG, salesforce.com, IBM and Oracle. For more information about Magic Software Enterprises and its products and services, visit http://www.magicsoftware.com/.

Magic Software is a subsidiary of Formula Systems in the Emblaze Group of companies.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product conditions, both here and abroad, release and sales of new products by strategic resellers and customers, and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.

CONTACT:  Metis Communications
          Cathy Caldeira
          +1-617-236-0500
          magicsoftware@metiscomm.com